Exhibit 99.1

For Immediate Release

For More Information:

Michael G. Sanchez

Andy Mus

Chief Executive Officer

Senior Vice President

Coastal Banking Company Inc.

Marsh Communications LLC

904-321-0400

404-327-7662

Coastal Banking Company Declares Stock Dividend

BEAUFORT, S.C., Nov. 20, 2007 – The Board of Directors of Coastal Banking Company Inc. (OTCBB: CBCO), the holding company for Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., on Nov. 16, 2007, declared a common stock dividend of five percent payable on Dec. 14, 2007, to shareholders of record as of Nov. 30, 2007.

Coastal Banking Company will issue one additional share of the company’s common stock for each 20 shares owned by shareholders of record on the record date. No fractional shares shall be issued. Shareholders entitled to a fractional share will receive cash for the fractional share at a price equal to the closing price of the stock as of the record date, adjusted for the stock dividend.

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $428 million-asset bank holding company of Lowcountry National Bank (LNB) in Beaufort, and First National Bank (FNB) of Nassau County in Fernandina Beach, Fla. LNB serves coastal South Carolina through full-service banking offices in Beaufort, Hilton Head and Port Royal. In addition to its full-service branch in Fernandina Beach, FNB operates a division, The Georgia Bank, which has a full-service branch in Meigs, Ga., and loan production offices in Savannah, Ga. FNB also operates loan production offices in Atlanta and Jacksonville, Fla., and a wholesale mortgage division based in Atlanta. Coastal Banking Company’s banks provide a full range of consumer and business banking services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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